Exhibit 10.1

DELTA AIR LINES, INC. MERGER AWARD PROGRAM

1.           Purpose. The Merger Award Program (the “MAP”) is an equity-based long-term incentive program sponsored by Delta Air Lines, Inc. (“Delta” or the “Company”) for key employees of Delta, Northwest Airlines Corporation (“Northwest”) and their respective subsidiaries.  The MAP is intended (a) to retain key employees following the merger of a subsidiary of Delta with and into Northwest (the “Merger”); and (b) to align their interests with Delta’s and Northwest’s other employees and stakeholders.

The MAP is being adopted under the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “2007 Performance Plan”).  It is subject to the terms of the 2007 Performance Plan and a Participant’s MAP Award Agreement (“Award Agreement”).

Capitalized terms that are used but not defined in the MAP shall have the meaning ascribed to them in the 2007 Performance Plan.  For purposes of the MAP, the definitions of  “Change in Control,” “Good Reason,” and “Retirement” as set forth in the 2007 Performance Plan are hereby replaced or modified under Section 5 below, and shall apply as set forth in Section 5 in lieu of the definitions of these terms in the 2007 Performance Plan or as modified, as applicable.

The MAP shall become effective at the closing of the Merger.  Prior to such closing, no Awards may be granted under the MAP.

2.           Individual Award Agreements.  Any person offered an Award under the MAP may be required to sign an individual Award Agreement which includes the terms of the Award.  Execution by such person of his or her Award Agreement will be a prerequisite to the effectiveness of the Award under the MAP and to the person’s becoming a Participant in the MAP.

3.           Awards.

(a)           Restricted Stock.

(i)           Award Grant.  A Participant may receive Restricted Stock as specified in the Participant’s Award Agreement (the “Restricted Stock”).

(ii)         Grant Date.  The Grant Date of the Restricted Stock will be determined by the Committee and set forth in a Participant’s Award Agreement.

(iii)        Restrictions. Until the restrictions imposed by this Section 3(a) (the “Restrictions”) have lapsed pursuant to Section 3(a)(iv) or (v) below, a Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the Restricted Stock and the Restricted Stock will be subject to forfeiture as set forth below.

(iv)        Lapse of Restrictions—Continued Employment.  Subject to the terms of the 2007 Performance Plan and the MAP, the Restrictions shall lapse and be of no further force or effect at the following times with respect to the following percentages of Shares included in any Award of Restricted Stock under the MAP:

20% on May 1, 2009 (“First Installment Date”);
20% on November 1, 2009 (“Second Installment Date”);
20% on May 1, 2010 (“Third Installment Date”); and
40% on November 1, 2011 (“Fourth Installment Date”). 1

(v)         Lapse of Restrictions/Forfeiture upon Termination of Employment.   The Restricted Stock and the Restrictions set forth in this Section 3(a) are subject to the following terms and conditions:

(A)          Without Cause or For Good Reason.  Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason  (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.

(B)           Voluntary Resignation.  Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.

(C)           Retirement.  Subject to Section 3(a)(v)(F) below, upon a Participant’s Termination of Employment by reason of Retirement, with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment.  Upon a Participant’s Termination of Employment by reason of Retirement, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.

“Pro Rata RS Portion” means, with respect to any portion of the Restricted Stock that is subject to the Restrictions at the time of a Participant’s Termination of Employment by reason of Retirement, the number of Shares with respect to which the Restrictions would have lapsed on each respective future Installment Date multiplied by a fraction:

(i)	the numerator of which is the number of calendar months[2] from the Grant Date to the date of such Termination of Employment, rounded up for any partial month; and

1  If this formula results in any fractional Share allocation to any Installment Date, the number of Shares with respect to which the Restrictions lapse on the earlier Installment Date(s) will be rounded up, and the number of shares with respect to which the Restrictions lapse on the later Installment Date(s) will be rounded down, to the nearest whole Share to the extent necessary so that only full Shares are covered by each Installment Date.  For example, if 1,222 Shares are included in an award of Restricted Stock, the Restrictions will lapse with respect to (a) 245 Shares on the First and Second Installment Dates; (b) 244 Shares on the Third Installment Date; and (c) 488 Shares on the Fourth Installment Date.

2 For purposes of the MAP, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month.  For example, one calendar month from January 31, 2009 will elapse as of February 28, 2009, two months will elapse on March 31, 2009, and so on.

(ii)	the denominator of which is the number of calendar months from the Grant Date to each applicable Installment Date, rounded up for any partial month.[3]

(D)          Death or Disability.  Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.

(E)          For Cause.  Upon a Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.

(F)          Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons.  If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the MAP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause.  If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the MAP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.

(vi)           Dividends.  In the event a cash dividend shall be paid in respect of Shares at a time the Restrictions on the Restricted Stock have not lapsed, the Participant shall receive the dividend.  The Restrictions shall not apply to any such dividend.

(b)           Stock Option.

(i)          Award Grant.  A Participant may receive a Non-Qualified Stock Option covering the number of Shares specified in the Participant’s Award Agreement (the “Option”).

(ii)         Grant Date.  The Grant Date of the Option will be determined by the Committee and set forth in a Participant’s Award Agreement.

3 For example, assume a Participant received 1,000 Shares of Restricted Stock on December 1, 2008 and retires on April 15, 2009 (the “Retirement Date”).  In these circumstances, the number of calendar months from (a) the Grant Date to the Retirement Date is 5; and (b) the Grant Date to the First, Second, Third and Fourth Installment Dates is 5, 11, 17, and 35, respectively.  As a result, the Restrictions will lapse on the Participant’s Retirement Date as follows:

●  200 Shares × 5/5 = 200
●  200 Shares × 5/11 = 91
●  200 Shares × 5/17 = 59
●  400 Shares × 5/35 = 58
Total:   408 Shares

If this formula results in any fractional Share, the Pro Rata RS Portion will be rounded up to the nearest whole Share.  Accordingly, in this example, the Restrictions will lapse on 408 Shares on the Retirement Date.  The remaining 592 Shares will be forfeited on the Retirement Date.

(iii)        Exercise Price.  The exercise price of the Option is the closing price of a Share on the New York Stock Exchange on the Grant Date.

(iv)        Exercise Period.  Subject to the terms of the 2007 Performance Plan and the MAP, the Option (a) shall become exercisable with respect to 20% of the Shares on each of the First, Second and Third Installment Dates and with respect to 40% of the Shares on the Fourth Installment Date,4 and (b) shall be exercisable through and including the day immediately preceding the tenth anniversary of the Grant Date (“Expiration Date”).

(v)         Change in Exercisability and Exercise Period upon Termination of Employment.  The exercisability of the Option and the exercise period set forth in Section 3(b)(iv) above is subject to the following terms and conditions:

(A)          Without Cause or For Good Reason.  Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), any portion of the Option that is not exercisable at the time of such Termination of Employment shall become exercisable, and the entire then exercisable portion of the Option shall be exercisable, during the period:  (i) beginning on the date of such Termination of Employment; and (ii) ending on the earlier of (x) the third anniversary of such termination date or (y) the Expiration Date.

(B)           Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement):  (i) any portion of the Option that is not exercisable at the time of such Termination of Employment shall be immediately forfeited; and (ii) any portion of the Option that is exercisable at the time of such Termination of Employment shall remain exercisable until the earlier of (x) 90 days after such Termination of Employment or (y) the Expiration Date.

(C)           Retirement.  Subject to Section 3(b)(v)(F) below, upon a Participant’s Termination of Employment by reason of Retirement, the Pro Rata Option Portion of any portion of the Option that is not exercisable at the time of such Termination of Employment shall become exercisable, and the entire then exercisable portion of the Option shall be exercisable, during the period:  (i) beginning on the date of such Termination of Employment; and (ii) ending on the earlier of (x) the third anniversary of such termination date or (y) the Expiration Date.  Upon a Participant’s Termination of Employment by reason of Retirement, any portion of the Option that is not exercisable at the time of such Termination of Employment, other than the Pro Rata Option Portion, shall be immediately forfeited.

 “Pro Rata Option Portion” means, with respect to any portion of the Option that is not exercisable at the time of a Participant’s Termination of Employment by reason of Retirement, the number of Shares that would have become exercisable on each respective future Installment Date multiplied by a fraction:

4  If this formula results in any fractional Share allocation to any Installment Date, the number of Shares that become exercisable will be adjusted in the same manner as described in footnote 1 above so that only full Shares are covered by each Installment Date.

(i)  the numerator of which is the number of calendar months5 from the Grant Date to the date of such Termination of Employment, rounded up for any partial months, and

(ii) the denominator of which is the number of calendar months from the Grant Date to each applicable Installment Date, rounded up for any partial month.6

(D)           Death or Disability.  Upon a Participant’s Termination of Employment due to death or Disability, any portion of the Option that is not exercisable at the time of such Termination of Employment shall become exercisable, and the entire then exercisable portion of the Option shall be exercisable, during the period:  (i) beginning on the date of such Termination of Employment; and (ii) ending on the earlier of (x) the third anniversary of such termination date or (y) the Expiration Date.

(E)           For Cause.  Upon a Participant’s Termination of Employment by the Company for Cause, any unexercised portion of the Option shall be immediately forfeited, including any portion that was then exercisable.

(F)           Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons.  If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the MAP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause.  If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the MAP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.

5 For purposes of the MAP, one calendar month is calculated as described in footnote 2 above.

6 For example, assume a Participant received an Option exercisable for 1,000 Shares on December 1, 2008 and retires on April 15, 2009 (the “Retirement Date”).  In these circumstances, the number of calendar months from (a) the Grant Date to the Retirement Date is 5; and (b) the Grant Date to the First, Second, Third and Fourth Installment Dates is 5, 11, 17, and 35, respectively.  As a result, the Option will become exercisable on the Participant’s Retirement Date as follows:

●  200 Shares × 5/5 = 200
●  200 Shares × 5/11 = 91
●  200 Shares × 5/17 = 59
●  400 Shares × 5/35 = 58
Total:   408 Shares

If this formula results in any fractional Share, the Pro Rata Option Portion will be rounded up to the nearest whole Share.   Accordingly, in this example, the Option will become exercisable with respect to 408 Shares on the Retirement Date.  The remaining portion of the Option (592 Shares) will be forfeited on the Retirement Date.

4.            Gross-Up for Certain Taxes.

(a)           Gross-Up Payments.  In the event that a Participant becomes entitled to benefits under the MAP, the Company shall pay to the Participant an additional lump sum payment (the “Gross-Up Payment”), in cash, equal to the amounts, if any, described below:

(i)           Subject to sub-section (ii) below, if any portion of any payment under the MAP, when taken together with any payment under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled under this sub-section to an additional amount such that after payment by the Participant of all such Participant’s applicable federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, the Participant will retain an amount sufficient to pay the Excise Tax imposed on the Total Payments (provided that the Gross-Up Payment to be made under this provision and any other similar gross up payment made under any  similar Excise Tax reimbursement provision included in any other agreement  with, or plan of, the Company shall not, when taken as an aggregate, exceed the Gross-Up Payment).

(ii)           Notwithstanding the provisions of sub-section (i) above, if it shall be determined that the Participant would be entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Participant shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Participant.  The reduction of the Total Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all payments actually made to the Participant, determined by the Accounting Firm (as defined in Section 4(b) below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

The amounts payable under this Section 4(a) shall be paid by the Company within ten (10) business days after the receipt of the Accounting Firm’s determination, and in no event later than the end of the Participant’s tax year next following the year in which the Excise Tax and any related taxes are paid to the applicable taxing authority.

(b)           Determinations.  In the event of a Change in Control, all determinations required to be made under Section 4(a) above, including the amount of the Gross-Up Payment, whether a payment is required under Section 4(a) above, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the nationally recognized accounting firm generally used by the Company as its financial auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within twenty (20) business days of the receipt of notice from the Participant that there has been an event giving rise to the right to benefits under Section 4(a) above, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for a person effecting the Change in Control or is otherwise unavailable, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)           Subsequent Redeterminations.  Unless requested otherwise by the Company, the Participant must use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that the Participant owes an amount of Excise Tax greater than the amount previously determined under Section 4(a)(i); provided, however, that the Participant shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by the Participant in contesting such determination.  Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than the end of the Participant’s tax year next following the year in which the taxes that are the subject of the audit or proceeding are remitted to the applicable taxing authority, or where as a result of such audit or proceeding no taxes are remitted, the end of the Participant’s tax year next following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.  In the event the Internal Revenue Service or any court of competent jurisdiction determines that the Participant owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under Section 4(a), the Company shall promptly pay to the Participant, or the Participant shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall.  In the case of any payment that the Company is required to make to the Participant pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to the Participant an additional amount such that after payment by the Participant of all the Participant’s applicable federal, state and local taxes on such additional amount, the Participant will retain an amount sufficient to pay the total of the Participant’s applicable federal, state and local taxes arising due to the Later Payment.  In the case of any repayment of Excise Tax that the Participant is required to make to the Company pursuant to the second sentence of this Section 4(c), the Participant shall also repay to the Company the amount of any additional payment received by the Participant from the Company in respect of applicable federal, state and local taxes on such repaid Excise Tax, to the extent the Participant is entitled to a refund of (or has not yet paid) such federal, state or local taxes. Any payments from one party to the other under this Section 4(c) shall be made promptly, but in no event later than December 31 of the year after the year in which the excess or shortfall is determined to exist.

5.           Definitions.   For purposes of the MAP, the following definitions are hereby modified as set forth below and will apply in lieu of the definitions set forth in the 2007 Performance Plan or as modified, as applicable.

(a)	For purposes of the MAP, “Change in Control” shall have the meaning set forth in the 2007 Performance Plan except that the Merger will not be considered a Change in Control.

(b)
For purposes of the MAP, “Good Reason” shall have the meaning set forth in the 2007 Performance Plan except:  (i) any Award made to a Participant under the MAP, (ii) any other equity-based awards or other incentive compensation awards made to a Participant by any of Delta (or any Affiliate) or Northwest (or any subsidiary) at or prior to the closing of the Merger and (iii) any retention payment or special travel benefits provided to a Participant as a result of his or her initial employment with Delta or any Affiliate, will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under the MAP.  Furthermore, with respect to any Participant who was employed by Northwest or any subsidiary thereof immediately prior to the closing of the Merger, all compensation and benefit programs provided to such Participant prior to the Merger by Northwest or any subsidiary thereof, including, without limitation, the Participant’s base salary, will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under the MAP.

(c)
For purposes of the MAP, “Retirement” means a Termination of Employment (other than for Cause or death) either:  (i) on or after a Participant’s 62nd birthday provided that such Participant has completed at least 5 years service with the Company (or an Affiliate) or Northwest (or a subsidiary); or (ii) on or after a Participant’s 52nd birthday provided that such Participant has completed at least 10 years service with the Company (or an Affiliate) or Northwest (or a subsidiary).